Madison Exploration Inc. OTC:QB MDEX

FOR IMMEDIATE RELEASE April 22, 2014

Madison Exploration Inc. OTC:QB MDEX. Announces the signing of a Letter of Intent to Acquire Cannabinoid Smokeless Technology “CannaStrips”

Salt Lake City, Utah – April 22 2014, Madison Exploration Inc. announces the signing of a Letter of Intent to acquire cannabinoid smokeless technology “CannaStrips” from Brent Inzer. The technology was developed over four years of formulation and testing. The results of those efforts encompass four smokeless cannabinoid delivery technologies, oral strips, vapor oils, mist spray and droplets. The acquisition of the technology will be completed with a new issuance of common shares of Madison Exploration Inc. OTC:QB MDEX. The company intends to launch commercial operations in Washington State and Colorado in the 2nd quarter of 2014. Brent Inzer will upon signing a final agreement assume a role with the Company to help establish the manufacturing and implementation of a strategic marketing plan for the smokeless cannabis products.

About Brent Inzer:

Brent Inzer in 2008 was co-founder of Marijuana Medicine Evaluation Centers (M.M.E.C.) the company in 2 years expanded into 14 standalone clinics. M.M.E.C was the second largest provider of medicinal marijuana evaluations in the country with annual sales of over $4 million. In 2010 General Cannabis, Inc. a publicly traded company acquired another Inzer Company Synergistic Resources as part of the agreement Mr. Inzer continued on with General Cannabis as a consultant, his duties included the management of all new business development. During his time with General Cannabis Inc. the company grew from 500 thousand dollars annually in sales to over 20 million dollars in annual sales in 2012. After his tenure with General Cannabis, Mr. Inzer completed development and marketing strategies for nutraceutical cannabis infused oral strips, currently marketed as “Cannastrips”. Furthermore, Brent has consulted for several dispensaries in California and aided in the site selection process of real estate locations for collectives as well as grow operations

On behalf of the Board of Directors

Joseph Gallo, Director and President

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Madison Exploration Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Madison Exploration Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Madison Exploration Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Madison Exploration Inc.’s forward-looking statements. Except as required by law, Madison Exploration Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Madison Exploration Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Madison Exploration Inc.